                                                                    EXHIBIT 10.8

                                                                  EXECUTION COPY








                          TRANSITION CAPACITY AGREEMENT

                                     BETWEEN


                        ASTORIA GENERATING COMPANY, L.P.

                                       AND


                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.





                            Dated as of July 1, 1999

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
1.    DEFINITIONS......................................................2

2.    EFFECTIVENESS, TERM AND TERMINATION..............................4

3.    CAPABILITY AND AVAILABILITY REQUIREMENTS.........................5

4.    INSTALLED CAPACITY PURCHASE, QUANTITY
      AND PAYMENTS.....................................................6

5.    SCHEDULING.......................................................8

6.    BILLING AND PAYMENT PROCEDURES...................................9

7.    FORCE MAJEURE...................................................11

8.    ASSIGNMENT; NO THIRD PARTY BENEFICIARIES........................11

9.    EXTENSION; WAIVER...............................................12

10.   COUNTERPARTS....................................................12

11.   GOVERNING LAW...................................................12

12.   SEVERABILITY....................................................12

13.   AMENDMENT.......................................................13

14.   ENTIRE AGREEMENT................................................13

15.   FURTHER ASSURANCES..............................................13

16.   INDEPENDENT CONTRACTOR STATUS...................................14

17.   NOTICES.........................................................14

18.   INTERPRETATION..................................................15

19.   JURISDICTION AND ENFORCEMENT....................................15

20.   CONFLICT........................................................16

                      TRANSITION CAPACITY AGREEMENT BETWEEN
                        ASTORIA GENERATING COMPANY, L.P.
                                       AND
                CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.


      This Transition Capacity Agreement ("Agreement") is made and entered into as of this 1st day of July 1999, by and between Astoria Generating Company L.P. ("Astoria Generating"), a Delaware limited partnership, and Consolidated Edison Company of New York, Inc. ("Con Edison"), a New York corporation. Astoria Generating and Con Edison shall each be referred to as a "Party", and shall be referred to collectively as the "Parties."

      WHEREAS, Astoria Generating and Con Edison have entered into a Generating Plant and Gas Turbine Asset Purchase and Sale Agreement, dated as of March 2, 1999 (the "APA") and certain other agreements specified in the APA relating to the purchase by Astoria Generating of certain of Con Edison's generating assets comprised of Generating Plants and Gas Turbines (each as defined in the APA) (collectively, the "Purchased Assets");

      WHEREAS, the rights and obligations of buyers and providers of electric generating capacity, energy, transmission and ancillary services may be modified by a proposal (the "Proposal") currently pending before the Federal Energy Regulatory Commission ("FERC") to restructure the New York Power Pool, which Proposal contemplates, among other things, (i) the formation of the ISO (as defined herein) and (ii) the implementation of the ISO Tariff filed on December 19, 1997, in FERC Docket Nos. ER97-1523-000, OA97-470-000 and ER97-4234000, as
such filings may be amended from time-to-time;

      WHEREAS, FERC may approve, accept, modify, or reject the Proposal, and its actions may affect the rights and obligations of the Parties under this Agreement;

      WHEREAS, FERC has accepted for filing certain market power mitigation measures applicable to sales of capacity, energy and certain other services from specified electric generating units in New York City in FERC Docket No. ER98-3169-000 (such measures, as may be modified from time to time, and any other applicable market power mitigation measures that may be imposed by FERC, ISO or the New York State Public Service Commission ("PSC"), the "Mitigation Measures");

      WHEREAS, sales of capacity, energy and certain other services from the Purchased Assets will be subject to, and the rights and obligations of the Parties under this Agreement may be affected by, the Mitigation Measures; and

      WHEREAS, in recognition of Con Edison's installed capacity requirements for its delivery service customers and its remaining native load customers, Astoria Generating and Con Edison are entering into this Agreement, whereby Astoria Generating will maintain the electric generating capability and availability of the Purchased Assets at specified levels for the term of this Agreement and whereby, during certain periods, Con Edison will purchase from Astoria Generating, and Astoria Generating will sell to Con Edison, specified amounts of Installed Capacity (as defined herein).

      NOW THEREFORE, in consideration of the mutual agreements and commitments contained herein, Astoria Generating and Con Edison hereby agree as follows:

1.    DEFINITIONS.

            (a) The following capitalized terms shall have the meanings set forth below. Any term used in this Agreement that is not defined herein shall have the meaning customarily attributed to such term by the electric utility industry in New York.

"Ancillary Agreements" shall have the meaning ascribed thereto in the APA.

"Business Day" shall mean any day other than Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Closing" shall mean the closing of the sale of the Purchased Assets and certain other assets as contemplated by the APA.

"Closing Date" shall mean the date and time at which the Closing actually occurs.

"Excess Deficiency Charges" shall mean the excess of the installed capacity deficiency charges imposed by the NYPP or the ISO, as the case may be, on Con Edison over the payments that would have been due in accordance with Section 4.2 for the amount of capacity in respect of which such deficiency charges were imposed.

"Governmental Authority" shall mean any court, administrative or regulatory agency or commission or other government entity or instrumentality or any department thereof.

"Installed Capacity" shall mean electric generating capacity of the Purchased Assets that satisfies all of the requirements applicable to installed capacity established by the NYPP or the ISO, as the case may be, as such requirements apply to Con Edison.

"ISO" shall mean the New York Independent System Operator, as described in the Supplemental Filing, or its successors.

"ISO Rules" shall mean the rules and procedures adopted by the ISO pursuant to the ISO Tariff from time to time in effect and the related ISO agreements.

"ISO Tariff" shall mean the tariff described in the Supplemental Filing, as it may be amended from time to time.

"NERC" shall mean the North American Electric Reliability Council or its successors.

"NYPP" shall mean the New York Power Pool or its successors.

"NPCC" shall mean the Northeast Power Coordinating Council or its successors.

"NYPP Rules" shall mean the rules and procedures of the NYPP from time to time in effect.

"NYSRC" shall mean the New York State Reliability Council or its successor.

"Replacement Capacity" shall mean installed capacity from resources other than the Purchased Assets which resources are identified to the NYPP or the ISO, as the case may be, as sources of installed capacity in Con Edison's periodic reports required under applicable procedures, provided that such installed capacity (i) is from resources that are located in New York City or directly interconnected to Con Edison's electric system in New York City, and (ii) would satisfy the installed capacity requirements applicable to Con Edison, including any applicable delivery requirements, established by the NYPP or the ISO, as the case may be.

"Replacement Capacity Costs" shall mean the excess of Con Edison's costs and expenses for Replacement Capacity over the payments that would have been due in accordance with Section 4.2 for an amount of capacity provided by Astoria Generating equal to such Replacement Capacity.

"Supplemental Filing" shall mean the December 19, 1997 Supplemental Filing to the Comprehensive Proposal to Restructure the New York Wholesale Electric Market in FERC Docket Nos. ER97-1523-000, OA97-47000, and ER97-4234-000, as such filings may be amended from time to time.

"Summer Capability Period" shall have the meaning provided by the NYPP or the ISO, as the case may be, as may be modified from time to time. Summer Capability Period is currently May 1 through October 31 of each year.

"Winter Capability Period" shall have the meaning provided by the NYPP or ISO, as the case may be, as may be modified from time to time. Winter Capability Period is currently each November 1 through April 30 of the following calendar year.

            (b) Each of the following capitalized terms has the meaning specified in the Section set forth opposite such term:


Term                                            Section
----                                            -------

Astoria Generating                              Preamble
Affiliate                                       8(a)
Agreement                                       Preamble
APA                                             Recitals
Capacity Payment                                4.2
Capacity Deficiency Payments                    4.3
Con Edison                                      Preamble
Confidentiality Agreement                       14
Demonstrated Installed Capacity                 4.1(a)
DMNC                                            3(a)
FERC                                            Recitals
Force Majeure Event                             7(a)
ICAP                                            4.2
Mitigation Measures                             Recitals
Party                                           Preamble
PSC                                             Recitals
Proposal                                        Recitals
Purchased Assets                                Recitals
Required Net Capability                         3 (a)


2.    EFFECTIVENESS, TERM AND TERMINATION.

            2.1 This Agreement shall only become effective upon the consummation of the Closing.

            2.2 This Agreement shall expire on the later of (a) the earlier of
(i) December 31, 2002 or (ii) the date on which Astoria Generating receives written notice from the ISO to the effect that none of the electric capacity of the Purchased Assets is required for meeting the installed capacity requirements in New York City as determined by the ISO, or (b) the end of the capability period immediately preceding the capability period covered by the first auction for capacity sponsored by the ISO that occurs after the Closing Date.

            2.3 Astoria Generating and Con Edison agree that, notwithstanding any other provision of this Agreement, the APA or any other Ancillary Agreement, this Agreement may not be terminated prior to its expiration by either Party under any circumstances, including as a result of a breach, whether or not material, by the other Party, except pursuant to an agreement in writing executed by each Party.

            2.4 If any Governmental Authority having jurisdiction over this Agreement requires any modification to, or imposes any condition on acceptance or approval of, this Agreement, then the Parties shall engage in good faith negotiations in order to amend this Agreement to satisfy, or otherwise address, such modification or condition.


3.    CAPABILITY AND AVAILABILITY REQUIREMENTS.

            (a) During the term of this Agreement, Astoria Generating will use commercially reasonable efforts to maintain the electric generating capability and availability of the Purchased Assets (i) to provide an amount of Installed Capacity, after any adjustment set forth in the ISO Rules to reflect the failure by the Purchased Assets to satisfy the minimum generator availability targets established by the ISO Rules applicable to the Purchased Assets, which shall be no less than 100 percent of the Installed Capacity for the first Summer Capability Period immediately following the Closing Date as reported by Astoria Generating to the NYPP or ISO, as the case may be, based upon a Dependable Maximum Net Capability ("DMNC") test of the Purchased Assets performed by Astoria Generating in accordance with applicable procedures of the NYPP or ISO, as the case may be, but in no event greater than the summer net capacity amount of 1855 MW (the amount of Installed Capacity to be determined in accordance with this subsection (a)(i) to be referred to as "Required Net Capability") and (ii) to satisfy all criteria, standards and requirements applicable to providers of installed capacity (including locational, seasonal and other performance requirements and compliance with all applicable tariffs, rules and practices) established by the NYSRC, NPCC, NERC and by the NYPP or the ISO, as applicable.

            (b) For each capability period in which Astoria Generating fails to maintain the capability and availability of the Purchased Assets to provide an amount of Installed Capacity of no less than the Required Net Capability as required under Section 3(a)(i), as such amount of Installed Capacity is demonstrated by a DMNC test and adjusted, if necessary, in accordance with the ISO Rules to reflect the failure by the Purchased Assets to satisfy the applicable minimum generator availability targets, Astoria Generating shall pay to Con Edison a deficiency charge equal to the product of (i) the amount (in MW) by which the Installed Capacity provided is deficient, less any Replacement Capacity purchased by Astoria Generating for the applicable capability period, to the extent such Replacement Capacity is not otherwise required to meet the installed capacity requirements for New York City under applicable ISO Rules in such capability period, and (ii) the deficiency charge per MW applicable under the NYPP Rules or the ISO Rules, as the case may be, for failure by providers of installed capacity to satisfy applicable installed capacity requirements; provided, however, that in the event that the obligations of the Parties under
Section 4 are terminated before the obligation of Astoria Generating under
Section 3 are terminated, the deficiency payments due by Astoria Generating to Con Edison under this Section 3(b) shall be reduced, or shall be refunded if already paid to Con Edison, by any amount Astoria Generating must pay to the ISO or third parties for such deficiency in accordance with ISO Rules in the nature of the Capacity Deficiency Payment that otherwise would have been due hereunder. Payment of such deficiency charges shall be due at the end of the first month following the end of the capability period for which the deficiency charged is assessed.

            (c) Following each capability period, and at such other times as may reasonably be requested by Con Edison, Astoria Generating shall provide Con Edison access to, or copies of, such relevant plant data and other documents and records reasonably requested by Con Edison as is necessary to verify the electric generating capability and availability of the Purchased Assets, and any deficiency in the amount of Installed Capacity provided, for such capability period or for another period as may be reasonably requested by Con Edison. If Astoria Generating's obligations under Section 4 terminate earlier than its obligations under this Section 3, the only data, documents and records to which this provision shall apply shall be those related to the DMNC tests and plant availability referred to in subsection (b) of this Section 3.

            (d) Without affecting Astoria Generating's obligations under Section 4 below, the obligations under Section 3 shall not apply to any portion of the electric generating capacity of the Purchased Assets with respect to which Astoria Generating receives a written notice from the ISO that such capacity is no longer required for meeting the installed capacity requirements in New York City as determined by the ISO.

4.    INSTALLED CAPACITY PURCHASE, QUANTITY AND PAYMENTS.

            4.1   Capacity Purchase Quantity

                  (a) From the Closing Date until the later of (i) the end of the 1999 Summer Capability Period or (ii) the end of the capability period immediately preceding the capability period covered by the first auction for capacity for or including New York City sponsored by the ISO that occurs after the Closing Date, Astoria Generating will sell to Con Edison and Con Edison will purchase from Astoria Generating an amount of Installed Capacity equal to 100 percent of the Installed Capacity as demonstrated by the Purchased Assets based upon the applicable summer period DMNC testing, performed in accordance with applicable procedures of the NYPP or the ISO, as the case may be, adjusted, if necessary, in accordance with the ISO Rules to reflect the failure by the Purchased Assets to satisfy the applicable minimum generator availability targets established by the ISO Rules, such amount referred to herein as the "Demonstrated Installed Capacity"; provided, however, that the amount of Demonstrated Installed Capacity to be provided under this Section 4.1(a) shall be no less than the Required Net Capability. Astoria Generating shall notify Con Edison five days prior to the conduct of any DMNC test, and Con Edison shall have the right to observe such test. The "applicable summer period DMNC testing" referred to in this subsection (a) shall mean, from the Closing Date until Astoria Generating conducts and reports such testing to the NYPP or the ISO, as the case maybe, the most recent testing conducted and reported by Con Edison to the NYPP or the ISO, as the case may be, prior to the Closing Date; thereafter, it shall mean, retroactively to the beginning of the capability period for which such testing is applicable, such testing conducted and reported by Astoria Generating.

                  (b) If the 1999-2000 Winter Capability Period is covered by an auction for capacity for or including New York City sponsored by the ISO, Astoria Generating will sell to Con Edison and Con Edison will purchase from Astoria Generating 454 MW of Demonstrated Installed Capacity during the 1999-2000 Winter Capability Period.

                        (c) Subject to Astoria Generating 's obligations under
                        Section 3(a), and to the extent permitted by NYPP Rules or ISO Rules, as the case may be, Astoria Generating may use Replacement Capacity to supply the Installed Capacity required to be provided to Con Edison under this Section 4.1.

            4.2   Capacity Payments

            The monthly payment from Con Edison to Astoria Generating for Installed Capacity ("Capacity Payment") shall equal the product of (a) the ICAP,
(b) a daily per-MW rate which, on an annualized basis, is equivalent to $105/kW-Year and (c) the number of days in the applicable month (or portion thereof, if applicable). "ICAP" is the amount of Demonstrated Installed Capacity, in MW, plus Replacement Capacity.

            4.3   Capacity Deficiency  Payments

                  (a) Whenever ICAP provided by Astoria Generating to Con Edison is less than the amount of Demonstrated Installed Capacity that Astoria Generating is required to sell to Con Edison under Section 4.1, Astoria Generating shall pay to Con Edison deficiency payments ("Capacity Deficiency Payments"), which shall equal:

            The sum of (i) all Excess Deficiency Charges; (ii) Con Edison's Replacement Capacity Costs that are reasonably incurred if, and to the extent that, Astoria Generating fails to provide Replacement Capacity and Con Edison obtains such Replacement Capacity; (iii) all other directly related costs and expenses, to the extent not included in (i) and (ii), that are reasonably incurred by Con Edison; in all cases incurred as a direct result of Astoria Generating 's failure to provide Con Edison with the required amount of Installed Capacity; provided, however, that any Capacity Deficiency Payments will be credited against deficiency charges due to Con Edison under Section 3(b).

                  (b) If Con Edison incurs any reasonable costs and expenses described in Section 4.3(a) over a period greater than one calendar month, Con Edison shall, subject to Astoria Generating 's approval, which shall not be unreasonably withheld, allocate those costs on a monthly basis.

            4.4 Con Edison shall pay all taxes, surcharges, adjustments or other assessments imposed by law, rule or regulation which are of general applicability and imposed on the sales of Installed Capacity hereunder to the extent that Con Edison can, based on a ruling from the PSC, collect such taxes, surcharges, adjustments or other assessments from its customers.

            4.5 Billing and payments of the Capacity Payment due under Section
4.2 and the Capacity Deficiency Payments due under Section 4.3 shall be made in accordance with Section 6.

            4.6 Subject to the terms and conditions set forth herein, Astoria Generating shall satisfy all requirements applicable to suppliers of installed capacity established by the NYPP or the ISO, as the case may be, including any applicable locational and seasonal requirements and compliance with and satisfaction of all applicable tariffs, rules and practices, so that Con Edison will receive the amount of Installed Capacity specified in Section 4.1.

            4.7 Subject to the terms and conditions set forth herein, Con Edison shall satisfy all requirements applicable to purchasers of installed capacity established by the NYPP or ISO, as the case may be. Notwithstanding the provisions of Section 4.3, Con Edison shall have no obligation to obtain Replacement Capacity if Astoria Generating fails to supply all or part of the Installed Capacity required under Section 4.1 or to obtain Replacement Capacity for any shortfall in such Installed Capacity.

            4.8 In the event the Closing occurs after July 31, 1999 and the 1999-2000 Winter Capability Period is covered by an auction for capacity for or including New York City sponsored by the ISO, Astoria Generating will sell to Con Edison and Con Edison will purchase from Astoria Generating an additional 182 MW of Demonstrated Installed Capacity during the 1999-2000 Winter Capability Period, on a pro rata basis, for each month or portion thereof after July 31, 1999, until the Closing Date, which obligation shall be in addition to the obligations to sell and purchase Installed Capacity pursuant to Section 4.1(b) and shall be otherwise subject to the same terms and conditions as such obligations; provided, however, that the additional obligation pursuant to this
Section 4.8 to purchase Installed Capacity shall (a) in no event exceed 546 MW and (b) not be applicable if such delay in Closing is caused solely by Astoria Generating.

5.    SCHEDULING.

            Consistent with the procedures of the NYPP or ISO, as the case may be, and consistent with Astoria Generating 's obligations under Section 4.1 and 4.6, Astoria Generating shall specify to Con Edison in writing, for each Summer Capability Period and for each Winter Capability Period, the generating units of the Purchased Assets and Replacement Capacity that Astoria Generating will use to supply Installed Capacity to Con Edison for such Summer Capability Period or Winter Capability Period, as the case may be, and the amount of Installed Capacity to be supplied from each generating unit, or any change thereto, at least 30 days before the date Con Edison is required to report such information, or any changes thereto, to the NYPP or the ISO, as the case may be.

6.    BILLING AND PAYMENT PROCEDURES.

            6.1   Billing and Payments

                  (a) In respect of each calendar month ending after the Closing Date, Astoria Generating shall, on or prior to the twentieth day of the following month, prepare and render an invoice to Con Edison for the Capacity Payment due from Con Edison to Astoria Generating for the preceding calendar month, calculated in accordance with Section 4.2. The Capacity Payment owed shall be due and payable on or before the later of (i) the last day of such following month, or (ii) 10 Business Days after Con Edison receives an invoice. All payments shall be made in immediately available funds by wire transfer to an account designated by Astoria Generating .

                  (b) In respect of each calendar month ending after the Closing Date, Con Edison shall, on or prior to the twentieth day of the following month, prepare and render an invoice to Astoria Generating for any Capacity Deficiency Payments due from Astoria Generating to Con Edison for the preceding calendar month, calculated in accordance with Section 4.3. The Capacity Deficiency Payments owed shall be due and payable on or before the later of (i) the last day of such following month, or (ii) 10 Business Days after Astoria Generating receives an invoice.

                  (c) Each Party may set off any undisputed amount owed to the other Party against any undisputed amount owed to such Party by the other Party pursuant to this Agreement or other arrangement(s) specifically agreed to between the parties, including, without limitation, amounts owed by Astoria Generating to Con Edison under Section 3(b).

                  (d) If any payment under Sections 3(b), 6.1(a) or 6.1(b) falls due on a day that is not a Business Day, then the payment shall be made on the next Business Day.

                  (e) Interest on unpaid amounts or payments received after the due date shall accrue at a rate equal to the prime commercial lending rate established from time to time by Chase Manhattan Bank, N.A., New York, New York, or its successor, from the due date until the date upon which payment is made.

                  (f) Any payments owed directly by Astoria Generating to the NYPP or the ISO, as the case may be, shall be made pursuant to the procedures established by the NYPP or the ISO, as the case may be. Astoria Generating shall be solely responsible for making all such payments to the NYPP or ISO.

                  (g) The Parties shall maintain records, accounts and other documents sufficient to reflect accurately all transactions hereunder for a period of four years from the time of the transactions. Each Party shall, at its own expense, have the right to audit such records, accounts and other documents of the other Party during such four-year period upon reasonable prior notice to the other Party.

                  (h) Astoria Generating may designate other entities which are affiliated with Astoria Generating to receive any payments due hereunder on behalf of Astoria

Generating. Astoria Generating designates Orion Power New York, L.P. to receive such payments.

            6.2   Billing Disputes

            If a Party contests the amount billed in accordance with Sections 6.1(a) or (b) before such amount is due, the contesting Party shall pay the undisputed billed amount when due and promptly provide written notice to the other Party of the disputed amount and identifying the reason for the dispute. If neither Party disputes a bill within six months after the due date of such bill, such bill shall be deemed correct. The Parties shall engage in good faith negotiations to resolve any disputed amounts within 30 days. If the Parties are unable to resolve a dispute within such period, disputed amounts shall, if requested by the billing Party, be paid into an escrow account within 30 days of such request pending resolution of the dispute. Thereafter, either Party may exercise such remedies as may be available under this Agreement, at law or in equity. In addition to any other remedies available to Astoria Generating , in the event Con Edison fails to pay a disputed bill into such escrow account within 30 days of a request by Astoria Generating pursuant to the previous sentence, Astoria Generating may withhold Installed Capacity to be provided to Con Edison under Section 4.1 until such bill is paid into such escrow account. Interest at the rate specified in Section 6.1(e) shall accrue on any amount due hereunder, if any, that is refunded or credited to the contesting Party or that is released from escrow to the non-contesting Party, when the contested amount is resolved.

            6.3   Survival

            The provisions of Section 3, Section 4 and this Section 6 shall survive termination, expiration, cancellation, suspension, or completion of this Agreement to the extent necessary to allow for final billing and payment.

            6.4   Access to Records

            To the extent Con Edison is entitled to reimbursements of costs, charges or penalties incurred on its own behalf or paid to the NYPP or the ISO, Astoria Generating shall be entitled to access to, or copies of, all relevant data records and documents as are reasonably required and requested by Astoria Generating to verify the costs, charges or penalties claimed by Con Edison.

7.    FORCE MAJEURE.

            (a) Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability or be otherwise responsible to the other for its failure to carry out its obligations, with the exception of any obligation to pay money, under this Agreement if and only to the extent that it becomes impossible for either Party to so perform as a result of any occurrence or event which is beyond the reasonable control, and does not result from any fault or negligence, of the Party affected (each, a "Force Majeure Event"), including any act of God, strike or any other labor disturbance, act of a public enemy, war, act of terrorism, riot, any other civil disturbance, fire, storm, lightning, flood, earthquake, any other natural disasters, explosion, materials shortage, breakage or accident involving facilities, equipment or systems, any order or regulation or restriction imposed by any Governmental Authority, failure of a contractor or subcontractor caused by a Force Majeure Event and transportation delays or stoppages.

            (b) If a Party shall rely on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on such occurrence shall (i) provide prompt written notice of such Force Majeure Event to the other Party giving an estimate of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise its reasonable best efforts to continue to perform its obligations under this Agreement; (iii) reasonably and expeditiously take action to correct or cure the Force Majeure Event, provided, however, that settlement of strikes or any other labor disturbance will be completely within the sole discretion of the Party affected by such strike or labor dispute; (iv) exercise its reasonable best efforts to mitigate or limit damages to the other Party; and (v) provide prompt written notice to the other Party of the cessation of the Force Majeure Event.

8.    ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

            (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party, including by operation of law, without the prior written consent of the other Party, except
(i) in the case of Con Edison, to an Affiliate of Con Edison or a third party that has a contractual or statutory obligation to supply Installed Capacity to Con Edison's retail customers; (ii) in the case of Astoria Generating, to an Affiliate of Astoria Generating or a third party in connection with the transfer of all of Astoria Generating 's right, title and interest in and to the Purchased Assets to such Affiliate or third party; and (iii) in the case of either Party, to a lending institution or trustee in connection with a pledge or granting of a security interest in the Purchased Assets and/or this Agreement; provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption. For purposes of this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

            (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person.


9.    EXTENSION; WAIVER.

            Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything herein to the contrary, to the extent that either Party fails, in any particular instance, to take affirmative steps to exercise its rights to witness, inspect, observe or approve the activities of the other Party, such rights shall, solely with respect to such instance, be deemed waived in respect of such activity.


10.   COUNTERPARTS.

            This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.


11.   GOVERNING LAW.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).


12.   SEVERABILITY.

            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


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

13.   AMENDMENT.

            This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. This Agreement shall not be subject to change by application or complaint by any of the Parties to the FERC or any successor agency pursuant to Section 206 of the Federal Power Act or any successor provision, or by application or complaint to any court or state regulatory agency. If the applicable provisions of the NYPP Rules, or the applicable provisions of the ISO Tariff or ISO Rules, relating to installed capacity requirements applicable to this Agreement or the implementation of this Agreement are changed materially, the Parties shall endeavor in good faith to make conforming changes to this Agreement with the intent to fulfill the purposes of this Agreement; provided, however, that in no event shall such changes modify the price for Installed Capacity set forth in Section 4.2 or excuse Astoria Generating from paying, or otherwise modifying its obligations in respect of, Capacity Deficiency Payments under Section 4.3. Any such conforming change to this Agreement shall be subject to all necessary regulatory authorizations, which the Parties shall request or support, as applicable.


14.   ENTIRE AGREEMENT.

            This Agreement and the provisions of the APA applicable to Ancillary Agreements not inconsistent with the terms herein embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and the provisions of the APA applicable to Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transaction contemplated by this Agreement.


15.   FURTHER ASSURANCES.

            The Parties agree to, from time to time upon the reasonable request of either Party, negotiate in good faith and execute and deliver amendments to this Agreement, including in response to regulatory, technological, operational or other changes affecting the Purchased Assets or the electric power industry generally, or such other documents or instruments as may be necessary, in order to effectuate the transactions contemplated hereby.


16.   INDEPENDENT CONTRACTOR STATUS.

            Nothing in this Agreement is intended to create an association, trust, partnership or joint venture between the Parties, or to impose a trust, partnership, or fiduciary duty, obligation or liability on or with respect to either Party, and nothing in this Agreement shall be construed as creating any relationship between Con Edison and Astoria Generating other than that of independent contractors.


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

17.   NOTICES.

            Unless otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice)

IF to Con Edison, to :

Consolidated Edison Company of New York, Inc.
4 Irving Place
New York, NY  10003
Telecopy No.: (212) 677-0601
Attention:  Senior Vice President & General Counsel

IF to Astoria Generating , to:

      Astoria Generating Company, L.P.
      225 Greenfield Parkway, Suite 201
      Liverpool, New York  13088
      Telcopy Number 315-461-8571
      Attention:  General Manager

Copy to:

      Astoria Generating Company, L.P.
      c/o Orion Power Holdings, Inc.
      7 East Redwood Street, 10th Floor
      Baltimore, Maryland 21201
      Telecopy No: 410-234-0994
      Attention:  Chief Legal Officer

18.   INTERPRETATION.

            When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulations, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.


19.   JURISDICTION AND ENFORCEMENT.

            (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 17 (or such other address specified by such Party from time to time pursuant to Section 17 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.


20.   CONFLICT.

            Except as expressly otherwise provided herein or therein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the APA or any other Ancillary Agreement, the terms of this Agreement shall prevail.

            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date and year first above written.

                              ASTORIA GENERATING COMPANY, L.P.

                              By:  Orion Power New York GP II, Inc.
                                          Its General Partner


                              By:
                                 ----------------------------------------
                              Name:
                                   --------------------------------------
                              Title:
                                     ------------------------------------


                              CONSOLIDATED EDISON COMPANY
                                OF NEW YORK, INC.



                              By:
                                 ----------------------------------------
                              Name:     Joan S. Freilich
                              Title:    Executive Vice President and CFO